Exhibit 3.2

FEDERAL REALTY INVESTMENT TRUST

ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND

PREFERENCES OF A SERIES OF PREFERRED SHARES

Federal Realty Investment Trust, a Maryland real estate investment trust (the “Trust”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:

Pursuant to the authority granted to and vested in the Board of Trustees in accordance with Article VI of the Declaration of Trust, including these Articles Supplementary (the “Declaration”), the Board of Trustees classified and designated 6,400 Preferred Shares (as defined in the Declaration) as 5.000% Series C Cumulative Redeemable Preferred Shares (“Series C Preferred Shares”) with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption set forth below:

5.000% SERIES C CUMULATIVE REDEEMABLE PREFERRED SHARES

A. Certain Definitions.

Unless the context otherwise requires, the terms defined in this paragraph (A) shall have, for all purposes of the provisions of the Declaration in respect of the Series C Preferred Shares, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural). Capitalized terms used but undefined in these Articles Supplementary have the meanings given to them in the Declaration.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Gains Amount. The term “Capital Gains Amount” shall have the meaning set forth in subparagraph (7) of paragraph (B) below.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

Common Equity. The term “Common Equity” shall mean all Common Shares now or hereafter authorized, and any other Shares of the Trust, howsoever designated, authorized after the Initial Issue Date, which have the right (subject always to prior rights of any class or series of Preferred Shares) to participate in the distribution of the assets and earnings of the Trust without limit as to per share amount.

Depositary Shares. The term “Depositary Shares” shall mean the Depositary Shares each representing a one-one thousandth (1/1000) fractional interest in a Series C Preferred Share.

Dividends. The term “Dividends” shall have the meaning set forth in subparagraph (7) of paragraph (B) below.

Dividend Payment Date. The term “Dividend Payment Date” shall have the meaning set forth in subparagraph (2) of paragraph (B) below.

Dividend Period. The term “Dividend Period” with respect to a Series C Preferred Share shall mean the period from, and including, the Initial Issue Date to, but excluding, the first Dividend Payment Date and thereafter, each quarterly period from, and including, the Dividend Payment Date commencing such period to, but excluding, the succeeding Dividend Payment Date.

Initial Issue Date. The term “Initial Issue Date” shall mean the date that Series C Preferred Shares are first issued by the Trust.

IRS. The term “IRS” means the United States Internal Revenue Service.

Junior Shares. The term “Junior Shares” shall mean, as the case may be, (i) the Common Equity and any other class or series of Shares of the Trust which are not entitled to receive any dividends in any Dividend Period unless all dividends required to have been paid or declared and set apart for payment on the Series C Preferred Shares shall have been so paid or declared and set apart for payment or (ii) the Common Equity and any other class or series of Shares of the Trust, which are not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Trust until the Series C Preferred Shares shall have received the entire amount to which such Series C Preferred Shares are entitled upon such liquidation, dissolution or winding up.

Liquidation Preference. The term “Liquidation Preference” shall mean $25,000.00 per Series C Preferred Share.

Notice. The term “Notice” shall have the meaning set forth in subparagraph (4) of paragraph (D) below.

NYSE. The term “NYSE” shall mean New York Stock Exchange, Inc., including any successor thereto.

Parity Shares. The term “Parity Shares” shall mean, as the case may be, (i) any class or series of Shares of the Trust which are entitled to receive payment of dividends on a parity with the Series C Preferred Shares or (ii) any class or series of Shares of the Trust which are entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Trust on a parity with the Series C Preferred Shares.

Record Date. The term “Record Date” shall mean the date designated by the Board of Trustees at the time a dividend is authorized as the date for determining shareholders entitled to payment of the dividend; provided, however, that such Record Date shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Trustees that is not more than thirty (30) days nor less than ten (10) days prior to such Dividend Payment Date.

Redemption Date. The term “Redemption Date” shall have the meaning set forth in subparagraph (2) of paragraph (D) below.

Redemption Price. The term “Redemption Price” shall mean a price per share equal to $25,000.00 plus accrued and unpaid dividends thereon, if any, to, but excluding, the Redemption Date, and as adjusted in subparagraph (2) of paragraph (D) below.

Senior Shares. The term “Senior Shares” shall mean, as the case may be, (i) any class or series of Shares of the Trust created after the Initial Issue Date in accordance with subparagraph (1) of paragraph (E) ranking senior to the Series C Preferred Shares in respect of the right to receive dividends or (ii) any class or series of Shares of the Trust created after the Initial Issue Date in accordance with subparagraph (1) of paragraph (E) ranking senior to the Series C Preferred Shares in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Trust.

Total Dividends. The term “Total Dividends” shall have the meaning set forth in subparagraph (7) of paragraph (B) below.

B. Dividends.

1. The record holders of Series C Preferred Shares shall be entitled to receive dividends, when, as and if authorized by the Board of Trustees and declared by the Trust, out of funds legally available for payment of dividends. Such dividends shall be payable by the Trust in cash at the rate of 5.000% per annum of the Liquidation Preference.

2. Dividends on each outstanding Series C Preferred Share shall accrue as set and be cumulative from, and including, the Initial Issue Date. Dividends shall be payable, subject to authorization by our Board of Trustees and declaration by the Trust, quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2018 (each, a “Dividend Payment Date”). If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day. The amount of dividends payable for each Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be paid to the holders of record of the Series C Preferred Shares as their names shall appear on the Share transfer records of the Trust at the close of business on the Record Date for such dividends. Dividends in respect of any past Dividend Periods that are in arrears may be declared and paid at any time to holders of record on the Record Date therefor. Any dividend payment made on Series C Preferred Shares shall be first credited against the earliest accrued but unpaid dividend due with respect to the Series C Preferred Shares which remains payable.

3. If any Series C Preferred Shares are outstanding, no full dividends shall be declared or paid or set apart for payment on any Parity Share or Junior Share for any period unless full cumulative dividends have been or contemporaneously are declared and paid (contemporaneously with the respective dates that the dividends on the Parity Share or Junior

Share are so declared and so paid) or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Shares for all past Dividend Periods. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of the Series C Preferred Shares and any Parity Shares, all dividends declared upon the shares of the Series C Preferred Shares and any such Parity Shares shall be declared pro rata so that the amount of dividends declared per share on the Series C Preferred Shares and all other such Parity Shares shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the Series C Preferred Shares and all other such Parity Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Shares which may be in arrears.

4. Except as provided in subparagraph (3) of this paragraph (B), unless full cumulative dividends on the Series C Preferred Shares for all past Dividend Periods for which dividends remain unpaid have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment, no dividends (other than in the form of Common Shares or other Junior Shares) shall be declared or paid or set apart for payment or other distribution shall be declared or made upon any Junior Shares or Parity Shares nor shall any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Share or Parity Shares) by the Trust (except by conversion into or exchange for Junior Shares).

5. Notwithstanding anything contained herein to the contrary, no dividends on Series C Preferred Shares shall be authorized by the Board of Trustees or declared by the Trust or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent such declaration or payment shall be restricted or prohibited by law.

6. Notwithstanding anything contained herein to the contrary, dividends on the Series C Preferred Shares will accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of the dividends and whether or not the dividends are authorized or declared. Accrued but unpaid dividends on the Series C Preferred Shares will not bear interest.

7. If, for any taxable year, the Trust elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) (the “Dividends”) paid or made available for the year to holders of all classes of shares (the “Total Dividends”) then, except as required by law, the portion of the Capital Gains Amount that shall be allocable to holders of the Series C Preferred Shares shall be the amount that the aggregate Dividends paid or made available to the holders of the Series C Preferred Shares for the year bears to the Total Dividends.

C. Distributions Upon Liquidation, Dissolution or Winding Up.

1. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, subject to the prior preferences and other rights of any Senior Shares as to the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Trust, but before any distribution or payment shall be made to the holders of any Junior Shares, the holders of Series C Preferred Shares shall be entitled to be paid out of the assets of the Trust legally available for distribution to its shareholders liquidating distributions in cash or property at its fair market value as determined by the Board of Trustees in the amount of the Liquidation Preference plus an amount equal to all accrued and unpaid dividends to, but excluding, the date of such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Shares will have no right or claim to any of the remaining assets of the Trust and shall not be entitled to any other distribution in the event of liquidation, dissolution or winding up of the affairs of the Trust.

2. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Trust are insufficient to pay the amount of the Liquidation Preference plus an amount equal to all accrued and unpaid dividends on the Series C Preferred Shares and the corresponding amounts payable on Parity Shares upon any such liquidation, dissolution or winding up, then the holders of the Series C Preferred Shares and the holders of such Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled. Neither the consolidation or merger of the Trust into or with another entity or entities nor the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Trust to another trust or any other entity, individually or as part of a series of transactions, shall be deemed a liquidation, dissolution or winding up of the affairs of the Trust within the meaning of this paragraph (C).

D. Redemption by the Trust.

1. The Series C Preferred Shares may be redeemed for cash, in whole or from time to time in part, on any date on or after September 29, 2022 at the option of the Trust at the Redemption Price.

2. Each date fixed for redemption pursuant to subparagraph (1) of this paragraph (D) is called a “Redemption Date.” If the Redemption Date is after the Record Date and before the related Dividend Payment Date, the dividend payable on such Dividend Payment Date shall be paid to the holder in whose name the Series C Preferred Shares to be redeemed is registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Dividend Payment Date or the Trust’s default in the payment of the dividend due, and the Redemption Price shall not include the amount of such dividend payable on such Dividend Payment Date.

3. In case of redemption of less than all Series C Preferred Shares at the time outstanding, the shares to be redeemed shall be selected by the Trust pro rata from the holders of record of such shares in proportion to the number of shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot.

4. In order to exercise its redemption option, the Trust shall give written notice (“Notice”) of such redemption to each holder of record of the Series C Preferred Shares to be redeemed not less than 30 days or more than 60 days prior to the Redemption Date. The Notice will be mailed by the Trust, postage prepaid, addressed to the respective holders of record of the Series C Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust. The notice of redemption may be contingent on the occurrence of a future event. No failure to give such Notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series C Preferred Shares, except as to any holder to whom the Trust has failed to give Notice or except as to any holder to whom Notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series C Preferred Shares may be listed or admitted to trading, such Notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of Series C Preferred Shares to be redeemed and, if less than all shares held by the particular holder are to be redeemed, the number of such shares to be redeemed from such holder; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date.

5. Notice having been mailed in accordance with subparagraph (4) of this paragraph (D), from and after the Redemption Date (unless the Trust shall fail to make available an amount of cash necessary to pay the Redemption Price), (i) except as otherwise provided herein, dividends on the Series C Preferred Shares so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series C Preferred Shares of the Trust shall cease (except the rights to receive the Redemption Price in cash). The Trust’s obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Redemption Date, the Trust shall deposit with a bank or trust company (which may be an affiliate of the Trust), cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series C Preferred Shares so called for redemption. In this case, the Trust’s Notice shall (i) specify the office of such bank or trust company as the place of payment of the Redemption Price and (ii) call upon respective holders of record of the Series C Preferred Shares to surrender certificates for such shares, on the Redemption Date fixed in the Notice, for payment of the Redemption Price. No interest shall accrue for the benefit of any holder of Series C Preferred Shares to be redeemed on any cash so set aside by the Trust. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Trust, after which reversion, the holders of such shares so called for redemption shall look only to the general funds of the Trust for the payment of such cash.

6. As promptly as practicable after the surrender of the certificates for any such Series C Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Trust shall so require and if the Notice shall so state) in accordance with said Notice, the Trust (or the related bank or trust company, if applicable) shall pay to the applicable holders the Redemption Price in cash (without interest thereon). In the event of the redemption of less than all Series C Preferred Shares at the time outstanding, the shares to be redeemed shall be selected by the Trust pro rata from the holders of record of such shares in proportion to the number of shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot. If fewer than all the Series C Preferred Shares represented by any certificate are redeemed, then new certificates representing the unredeemed Series C Preferred Shares shall be issued without cost to the holder thereof.

7. Unless full cumulative dividends on all outstanding Series C Preferred Shares for all past Dividend Periods for which dividends remain unpaid shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment, (i) no shares of any Series C Preferred Shares shall be redeemed, unless all outstanding Series C Preferred Shares are simultaneously redeemed and (ii) the Trust shall not purchase or otherwise acquire directly or indirectly any Series C Preferred Shares (except by conversion into or exchange for Junior Shares); provided, however, that the foregoing shall not prevent the purchase or acquisition of Series C Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series C Preferred Shares.

8. All Series C Preferred Shares redeemed pursuant to this paragraph (D) shall be retired and shall be reclassified as authorized and unissued Preferred Shares, without designation as to class or series, and may thereafter be reissued as shares of any class or series of Preferred Shares.

E. Voting Rights.

1. The holders of record of Series C Preferred Shares shall not be entitled to any voting rights except as hereinafter provided in this paragraph (E) or as required by applicable law. So long as any Series C Preferred Shares are outstanding, the Trust shall not, without the affirmative vote or consent of the holders of at least two-thirds (2/3) of the shares of the Series C Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such Series C Preferred Shares voting separately as a class): (i) authorize or create, or increase the authorized or issued amount of, any class or series of Senior Shares, or reclassify any authorized Shares into Senior Shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any Senior Shares; or (ii) amend, alter or repeal the provisions of the Declaration or bylaws, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Shares; except that (1) with respect to the occurrence of any of the events described in (ii) above, so long as the Series C Preferred Shares remain outstanding with the terms of the Series C Preferred Shares materially unchanged or are converted into a security in another entity with the terms materially unchanged, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Shares and (2) (A) any increase in the amount of the authorized Series C Preferred Shares or the authorization or issuance of any Parity Shares or Junior Shares or (B) any increase in the number of authorized Series C Preferred Shares or Parity Shares or Junior Shares shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

2. If and whenever dividends payable on Series C Preferred Shares shall be in arrears for six (6) or more Dividend Periods, whether or not consecutive, then the holders of Series C Preferred Shares (voting together as a class with Parity Shares upon which like voting rights have been conferred and are exercisable as provided in subparagraph (5) of this paragraph (E)) shall be entitled at the next annual meeting of the shareholders or at any special meeting of shareholders called for the purpose of electing Trustees to elect two (2) additional trustees. Upon election, such trustees shall become trustees of the Trust and the authorized number of trustees of the Trust shall thereupon be automatically increased by two.

3. Whenever the voting right described in subparagraph (2) of this paragraph (E) shall have vested, such right may be exercised initially either at a special meeting of the holders of Series C Preferred Shares and any Parity Shares entitled to vote as provided in subparagraph (5) of this paragraph (E), called as hereinafter provided, or at any annual meeting of shareholders held for the purpose of electing trustees and, thereafter, at such annual meetings or by the written consent of the holders of Series C Preferred Shares and any such Parity Shares. Such right of the holders of Series C Preferred Shares to elect trustees together with the holders of any such Parity Shares may be exercised until all dividends to which the holders of Series C Preferred Shares shall have been entitled for (i) all previous Dividend Periods and (ii) the current Dividend Period shall have been paid in full, at which time the right of the holders of Series C Preferred Shares to elect trustees together with holders of any such Parity Shares shall cease, the term of such trustees previously elected shall thereupon terminate, and the authorized number of trustees of the Trust shall thereupon return to the number of authorized trustees otherwise in effect, but subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any such future dividend default or defaults.

4. At any time when the voting right described in subparagraph (2) of this paragraph (E) shall have vested in the holders of Series C Preferred Shares and if such right shall not already have been initially exercised, a proper officer of the Trust shall, upon the written request of any holder of record of Series C Preferred Shares then outstanding, addressed to the Secretary of the Trust , call a special meeting of holders of Series C Preferred Shares together with the holders of any Parity Shares entitled to vote as provided in subparagraph (5) of this paragraph (E). Such meeting shall be held on the earliest practicable date upon the notice required for annual meetings of shareholders at the place for holding annual meetings of shareholders of the Trust or, if none, at a place designated by the Secretary of the Trust. If such meeting shall not be called by a proper officer of the Trust within thirty (30) days after the personal service of such written request upon the Secretary of the Trust, or within thirty (30) days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Trust at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of ten percent (10%) of the Series C Preferred Shares then outstanding may designate in writing a holder of Series C

Preferred Shares to call such meeting at the expense of the Trust, and such meeting may be called by such person so designated upon the notice required for annual meetings of shareholders and shall be held at the place for holding annual meetings of the Trust or, if none, at a place designated by such holder. Any holder of Series C Preferred Shares that would be entitled to vote at such meeting shall have access to the share transfer records of the Trust for the purpose of causing a meeting of shareholders to be called pursuant to the provisions of this paragraph (E). Notwithstanding the provisions of this paragraph (E), however, no such special meeting shall be called if any such request is received less than ninety (90) days before the date fixed for the next ensuing annual or special meeting of shareholders.

5. If, at any time when the holders of Series C Preferred Shares are entitled to elect trustees pursuant to the foregoing provisions of this paragraph (E), the holders of any one or more classes or series of Parity Shares are entitled to elect one or more trustees by reason of any default or event specified in the Declaration, as in effect at the time, and if the terms for such classes or series of Parity Shares so provide, then the voting rights of the Series C Preferred Shares and the one or more classes or series of Parity Shares then entitled to vote shall be combined (with each having a number of votes proportional to the aggregate liquidation preference of its outstanding shares). In such case, the holders of Series C Preferred Shares and of all such classes or series of Parity Shares then entitled to so vote, voting together as a class, shall elect such trustees. If the holders of any such classes or series of Parity Shares have elected such trustees prior to the happening of the default or event providing for the election of trustees by the holders of Series C Preferred Shares, or prior to a written request for the holding of a special meeting being received by the Secretary of the Trust as elsewhere required in subparagraph (4) of paragraph (E) above, then a new election shall be held with all such classes or series of Parity Shares and the Series C Preferred Shares voting together as a single class for such trustee(s), resulting in the termination of the term of such previously elected trustee(s) upon the election of such new trustee(s). If the holders of any such classes or series of Parity Shares are entitled to elect two trustees, the Series C Preferred Shares shall not participate in the election of more than two such trustees, and such trustees whose terms first expire shall be deemed to be the trustees elected by the holders of Series C Preferred Shares; provided, that if at the expiration of such terms the holders of Series C Preferred Shares are entitled to vote in the election of trustees pursuant to the provisions of this paragraph (E), then the Secretary of the Trust shall call a meeting (which meeting may be the annual meeting or a special meeting of shareholders referred to in subparagraph (3) of this paragraph (E)) of holders of Series C Preferred Shares for the purpose of electing replacement trustees (in accordance with the provisions of this paragraph (E)) to be held at or prior to the time of expiration of the expiring terms referred to above.

6. If and for so long as the Series C Preferred Shares are represented by Depositary Shares in accordance with paragraph (J) hereof, then in any matter in which the Series C Preferred Shares is entitled to vote (as expressly provided herein), including any action by written consent, each Series C Preferred Share shall be entitled to one thousand (1000) votes, each of which one thousand (1000) votes may be directed separately by the holder thereof (or by any proxy or proxies of such holder). With respect to each Series C Preferred Share, the holder thereof may designate up to one thousand (1000) proxies, with each such proxy having the right to vote a whole number of votes (totaling one thousand (1000) votes per Series C Preferred Share).

7. Notwithstanding anything contained herein to the contrary, the foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding Series C Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect the redemption.

F. Application of Article VII of Declaration

The Series C Preferred Shares are subject to the provisions of Article VII of the Declaration.

G. Exclusion of Other Rights.

Without prejudice to any contractual obligations existing from time to time between the holders of the Series C Preferred Shares and the Trust, the Series C Preferred Shares shall not have any rights granted to or imposed thereupon, including as to dividends, preferences, conversion rights or voting rights, other than those specifically set forth in the Declaration (including these Articles Supplementary), nor shall the Series C Preferred Shares have preemptive or subscription rights. The Series C Preferred Shares have no stated maturity and is not subject to any sinking fund or mandatory redemption.

H. Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

I. Severability of Provisions.

If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Shares set forth in the Declaration are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Shares set forth in the Declaration which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

J. Registration as Depositary Shares.

Series C Preferred Shares shall be registered in the form of Depositary Shares each representing a one-one thousandth fractional interest in a Series C Preferred Share (“Depositary Shares”) on, and subject to, such terms and conditions as may be provided for in any agreement binding upon the Trust (whether directly or through merger with any other trust).

SECOND:

The Series C Preferred Shares have been classified and designated by the Board of Trustees under a power contained in the Declaration of Trust.

THIRD:

These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

FOURTH:

The undersigned Executive Vice President of the Trust acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President acknowledges that to the best of his knowledge, information and belief these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be signed in its name and on its behalf by its Executive Vice President and attested to by its Secretary on this 28th day of September, 2017.

ATTEST:

/s/ Dawn M. Becker		/s/ Daniel Guglielmone
Name:	Dawn M. Becker	Name:	Daniel Guglielmone
Title:	Secretary	Title:	Executive Vice President-Chief Financial Officer